UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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AGILYSYS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RCG PB, LTD.
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
JOHN MUTCH
STEVE TEPEDINO
JAMES ZIERICK

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On February 18, 2009, Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Agilysys, Inc., an Ohio corporation (the “Company”).  Ramius filed a revised definitive proxy statement and an accompanying GOLD proxy card with the SEC on February 23, 2009.

Item 1: On February 26, 2009, Ramius issued the following press release:

Ramius Sends Letter to Agilysys Shareholders

Thursday February 26, 8:05 am ET

Believes Current Board Has Overseen The Company Through A Period Of Significant Shareholder Value Destruction

Urges Shareholders to Elect New, Independent Director Nominees That Have The Experience Necessary To Oversee A Turnaround Of Agilysys

NEW YORK--(BUSINESS WIRE)--RCG Starboard Advisors, LLC, together with Ramius LLC and its other affiliates (collectively, the “Ramius Group” or “Ramius”), today announced that it has sent a letter to the shareholders of Agilysys, Inc. (“Agilysys” or the “Company”) (NasdaqGS: AGYS - News) urging shareholders to elect new, independent director nominees at the Company’s 2008 Annual Meeting of Shareholders on March 26, 2009. On June 20, 2008, Ramius nominated three highly qualified director candidates, John Mutch, Steve Tepedino, and James Zierick. Ramius, the second largest shareholder of the Company, is the beneficial owner of approximately 13.0% of the Company’s outstanding common shares.

Ramius Partner Mark Mitchell stated, “The current Board of Agilysys must be held accountable for its ineffective oversight of a misguided, poorly executed acquisition strategy and extremely weak operating results which have resulted in significant destruction of shareholder value. Management and the Board have had ample opportunity to address the key strategic and operational issues that have affected Agilysys’ performance, but have repeatedly failed to do so. Shareholders cannot afford to let the Company continue to make mistakes and destroy shareholder value.”

Added Mitchell, “Immediate and substantial change at the Board level is imperative if a turnaround of Agilysys is to succeed. Our independent, knowledgeable, and highly experienced nominees will work diligently to significantly improve the Company’s businesses and create substantial value for all shareholders.”

The full text of the letter follows:

February 26, 2009

Dear Fellow Agilysys Shareholder:

CHANGE IS NEEDED NOW – VOTE FOR RAMIUS’ HIGHLY-QUALIFIED, INDEPENDENT NOMINEES WHO ARE DETERMINED TO SIGNIFICANTLY IMPROVE SHAREHOLDER VALUE

The RCG Starboard Advisors, LLC, together with Ramius LLC and its other affiliates (collectively, the “Ramius Group” or “Ramius”), currently owns 13.0% of the outstanding common stock of Agilysys, Inc. (“Agilysys” or “the Company”). We are the Company’s second largest shareholder. We are seeking your support to elect independent, experienced and highly qualified nominees -- John Mutch, Steve Tepedino, and James Zierick – to the Agilysys Board of Directors at the Company’s 2008 Annual Meeting. The nominees are uniquely qualified and have extensive experience in the Value-Added Reselling (“VAR”), distribution, and software industries.

Please support our efforts by voting your shares by telephone or Internet, following the instructions on the enclosed GOLD proxy card, or by signing, dating and returning your GOLD proxy in the envelope provided.

The enclosed materials outline our views regarding Agilysys and the reasons you should help elect new, highly qualified, and independent director nominees at the Company’s substantially delayed 2008 Annual Meeting. We believe the current Board has consistently failed to represent the best interests of Agilysys shareholders and is responsible for the significant deterioration in shareholder value. A reconstituted Board is vital to the Company’s futures.

We are not seeking control of the Company. Rather, we are seeking to improve the quality of the Board by electing qualified individuals who will bring a fresh, independent perspective in addressing Agilysys’ challenges and opportunities to create a more transparent, effective, and accountable Board. The decisions made, and actions taken, by the current Board do not give us any confidence that they have the best interests of all shareholders in mind.

THE CURRENT BOARD HAS OVERSEEN A PERIOD OF SIGNIFICANT SHAREHOLDER VALUE DESTRUCTION

Under the direction of the current Board, Agilysys shareholders have suffered massive declines in shareholder value. We believe management and the current Board have overpaid for acquisitions, have failed to integrate those acquisitions properly, and have continuously supported an inefficient cost structure that has rewarded senior management and generated margins significantly below the Company’s peers. In our opinion, this unacceptable performance has resulted in significant erosion of shareholder value.

Over the past one, three and five years, Agilysys stock has significantly underperformed the broader benchmarks by a large margin and currently trades at close to cash value. In other words, shareholders are currently attributing little to no value for the operational businesses.

1, 3, and 5-Year Stock Price Performance Through February 25, 2009

	1-Year	3-Year	5-Year

Peer Group	(51.0%)	(45.3%)	(43.3%)
Russell 2000	(43.5%)	(45.5%)	(30.7%)

Agilysys	(70.8%)	(75.7%)	(72.5%)

Peers include ARW, AVT, IM, NSIT, PCCC, SCSC, SNX, TECD

THE COMPANY HAS A MISERABLE TRACK RECORD OF ACQUISITIONS

SINCE 2003 AGILYSYS HAS SPENT $410 MILLION ON NINE ACQUISITIONS – YET THE CURRENT ENTERPRISE VALUE IS ONLY $9.4 MILLION

It should be apparent to all shareholders that the current Board has “rubber-stamped” a misguided acquisition strategy that has led to management overpaying for acquisitions and failing to integrate them properly. The Board’s failure to effectively oversee this ill-conceived and disastrously executed acquisition strategy, in our opinion, is the primary contributor to the significant erosion in value Agilysys shareholders have suffered.

Since September 2003, the current Board has approved nine acquisitions for a total value of $410 million. This compares to the Company’s current enterprise value of just $9.4 million. Five of these acquisitions, with an approximate aggregate value of $279 million have occurred since the beginning of calendar year 2007, into the headwind of deteriorating economic conditions and apparently without any understanding of the impact on the industries the Company operates in.

In light of these ill-conceived and poorly executed acquisitions, Agilysys’ enterprise value has declined by $262.7 million. In other words, 96.5% of Agilysys’ shareholder value has been destroyed.

Agilysys’ self proclaimed “transformational” acquisition strategy has left shareholders far worse off than if the Company had simply returned the cash to shareholders.

AGILYSYS HAS FAILED TO MANAGE ITS BUSINESSES EFFECTIVELY – RESULTING IN MARGINS SIGNIFICANTLY BELOW PEERS

•	The Hospitality Solutions Group (“HSG”) generated an adjusted segment LTM EBITDA margin of 6.2% versus its closest peer, MICROS Systems, Inc., which generated an LTM EBITDA margin of 18.1%.[1]

•
The Technology Solutions Group (“TSG”) generated an adjusted segment LTM EBITDA margin of 1.7% versus its closest peer, Forsyth Technology, Inc., which generated a fiscal year 2007 EBITDA margin of 7.9%.[2] [3]

•
Total consolidated Company LTM EBITDA margin was only 2.3%. In comparison, Arrow and Avnet, which operate as distributors without the benefit of significant high margin value added services, generated EBITDA margins of 4.0% and 4.2%, respectively.

These results are unacceptable, especially when considering that two of the VAR businesses which Agilysys acquired - Innovativ and Stack - were operating at significantly higher EBITDA margins as standalone companies.

MANAGEMENT AND THE BOARD OF AGILYSYS HAVE HAD AMPLE OPPORTUNITY AND HAVE FAILED TO ADEQUATELY ADDRESS THE COMPANY’S KEY STRATEGIC AND OPERATIONAL ISSUES

The Company’s CEO, Martin Ellis, has been with Agilysys for five years, including three years as a CFO. The Chairman of the Board, Keith Kolerus, has been a director of the Company since 1998. Two of the Company’s directors, Charles Christ and Thomas Commes, have been on the Board since 1997 and 1999, respectively. Two additional directors, Robert Lauer and Robert McCreary, have been on the Board since 2001. Overall, six of the Company’s nine directors, not including Mr. Ellis, have been on the Board since at least 2002. Over this time period, Agilysys has significantly underperformed its peers, drastically overpaid for acquisitions, failed to timely file its financial statements and suffered massive losses in shareholder value. It is time for shareholders to hold this Board accountable!

Despite the disastrous performance, the Company allowed its former Chairman and CEO, Arthur Rhein, to retire and agreed to pay him severance for a period of two years and to continue Mr. Rhein’s group benefits, executive benefits and most perquisites for a period of two years. The Company also maintains similar lucrative severance and “change of control” arrangements with its executive officers. We believe that executive compensation should be linked to value delivered to shareholders and that a public company’s compensation programs should be designed to provide a correlation between the financial success of management and the interests of the stockholders. We see no correlation between Agilysys’ poor financial performance and the compensation of its executive officers.

SHAREHOLDERS CANNOT AFFORD TO LET THE COMPANY CONTINUE TO MAKE MISTAKES AND DESTROY SHAREHOLDER VALUE

Agilysys would like you to believe that it is finally taking actions to reduce the Company’s cost structure. However, even when including these future “cost cuts,” the Company still only expects to earn $24 million in EBITDA for fiscal year 2009. This implies an EBITDA margin of just 3.0%, using the low end of the Company’s former revenue guidance, and still significantly below its peer companies.

As part of this cost cutting strategy, Agilysys cites the closure of its corporate offices in Boca Raton, Florida. However, what the Company fails to tell you is that three years ago, the current Board approved the relocation of the corporate executive offices from Cleveland, Ohio (where the Company’s principal businesses are located), to Boca Raton, Florida, one of the most expensive locations in a state where Agilysys has no business purpose. We believe there was absolutely no justification for this move, and it is just another example of the Company’s egregious spending and disregard for shareholders best interests.

DO YOU WANT THE SAME DIRECTORS WHO HAVE FAILED TIME AND TIME AGAIN TO EFFECTIVELY OVERSEE AGILYSYS?

CAN YOU REALLY TRUST THEM TO CORRECT THEIR OWN MISTAKES?

You have the choice of either supporting the current Board with its record of overseeing a failed strategy and the destruction of significant shareholder value or you can support new, highly qualified, independent nominees with a fresh perspective who will work diligently to ensure that the Company is being run solely in the best interest of all shareholders. We think the answer is clear.

THE RAMIUS NOMINEES HAVE THE EXPERIENCE AND COMMITMENT REQUIRED TO OVERSEE A TURNAROUND AT AGILYSYS

The three independent nominees -- Steve Tepedino, John Mutch and James Zierick -- are each uniquely qualified to help develop and execute a successful turnaround of Agilysys. The nominees have extensive operational experience in the VAR, distribution and software industries and have successfully navigated turnarounds of technology companies throughout their careers. Additionally, the nominees approach the situation with an open mind, a fresh perspective, and a commitment to working for the best interests of all shareholders.

Steve Tepedino has an extensive background in the VAR and distribution industries that spans 25 years. He has a record of excellent performance during his 22 years at Avnet, Inc., and since May 2006 has successfully built a management consulting firm, Channel Savvy, specializing in the VAR industry. Contrary to allegations by Agilysys, Mr. Tepedino is not conflicted.

Channel Savvy is a management consulting firm serving technology vendors and their channel partners. The company uses its own developed consulting system – Channel Optimization – for vendors and/or distributors to deploy to their VAR partners. Channel Optimization is designed to work with the entire VAR channel that a vendor or distributor relies on to bring its products and services to market.

The model works by VARs sharing information about how they run their business with a macro view of metrics, methods and business models. All information that is requested is comparable to information disclosed by public companies. This information is then contrasted against a best practice model to determine the areas where a VAR is performing well, and areas that would benefit from improvement. These VARs are then brought together for a 2 ½ day educational seminar on best practices in the VAR industry. During the seminar, VARs learn ways to improve the performance of their businesses.

Mr. Tepedino’s expertise in the channel and VAR businesses in particular will provide valuable insight to the Board of Agilysys as the Company attempts to achieve best practice performance levels and restore investor confidence.

Do not be misled by Agilysys’ attempt to distract you from their record of failure by alleging that Mr. Tepedino is President of a software company that is related to a competitor of Agilysys. Mr. Tepedino is President of VBS Software, a business software ERP (Enterprise Resource Planning) company, serving the VAR industry. The holding company that owns VBS Software, SIS Holdings, also owns another company, SIS Information Systems, which competes against Agilysys. VBS Software and SIS Information Systems are completely separate companies and Mr. Tepedino has absolutely nothing to do with the operations or management of SIS Information Systems.

Mr. Tepedino has no conflict of interest with Agilysys and is a highly qualified candidate who would add significant value to the Board of Agilysys.

OVER 85% OF AGILYSYS’ REVENUE COMES FROM VAR BUSINESSES

IT IS IMPERATIVE FOR THE COMPANY TO HAVE A QUALIFIED VAR EXPERT ON THE BOARD

We have had numerous discussions with the Company about the need for a qualified VAR expert to serve on the Board. Since over 85% of Agilysys’ revenue comes from VAR businesses and in light of the Company’s poor operating history in that area, it would seem logical that the Board should have directors with relevant experience in the VAR industry. Yet, for over eight months, the Company has done nothing to address this obvious void on its Board. At this juncture, we believe it is critical for shareholders to elect a highly qualified VAR expert to the Board.

We do not believe this Board wants a director who has a deep understanding of the VAR market since anyone with such a background would not tolerate the Company’s lower operating margins or have approved such ill-conceived acquisitions.

In addition to the strong qualifications of Mr. Tepedino, our other two nominees are also highly qualified and have had extremely successful careers in the software and technology industries.

John Mutch is a seasoned turnaround, operating, and restructuring expert in the technology industry with more than 20 years of experience. He served as President and Chief Executive Officer of Peregrine Systems Inc, a global enterprise software provider, and successfully restructured it, culminating in the sale of Peregrine to Hewlett-Packard in December 2005. Mr. Mutch also served as Chief Executive Officer of HNC Software Inc, an enterprise analytics software provider, from December 1999 through August 2002, until it was sold to Fair Isaac Corporation.

James Zierick brings an extensive background with more than 25 years in the technology industry. Mr. Zierick has had a successful history of running, overseeing and consulting for numerous companies throughout his career. Mr. Zierick is currently the Chief Executive Officer of Nirvanix Inc., a venture funded cloud storage company. Prior to that, Mr. Zierick was the interim Chief Executive Officer of Aspyra, Inc., a healthcare information technology and service provider. Mr. Zierick also served as Chief Executive Officer of LogicalApps, Inc, a provider of embedded controls software for enterprise applications and was a Principal at McKinsey & Company, where he helped lead the company’s Southern California technology and operational effectiveness practices.

RAMIUS HAS ACTED IN GOOD FAITH TO TRY TO ACHIEVE A MUTUALLY AGREEABLE SETTLEMENT WITH AGILYSYS

Contrary to what Agilysys would like shareholders to believe, Ramius has attempted to work cooperatively with the Company to come to a mutually agreeable settlement in order to avoid a proxy contest. Over the past several months, Ramius has made several settlement proposals to Agilysys. In the spirit of working cooperatively, we recently proposed an alternative settlement to the Company to attempt to address their concerns. This settlement proposal included:

•	The immediate appointment to the Board of Mr. Mutch and Mr. Zierick, the two nominees that the Company previously characterized as “qualified and acceptable”, and

•	The nomination for election to the Board at the 2009 annual meeting of a third yet-to-be-identified Ramius nominee with specific expertise in the VAR and distribution channels.

We believe this settlement proposal achieves the goal of improving the composition of the Board with relevant industry expertise and satisfies the Company’s concerns regarding Mr. Tepedino. Unfortunately, the Company once again hastily turned down this settlement offer.

AGILYSYS NEEDS A NEWLY CONSTITUTED BOARD WITH A FRESH PERSPECTIVE DETERMINED TO RUN THE COMPANY FOR THE BENEFIT OF ALL SHAREHOLDERS

We firmly believe there is a substantial opportunity to create value at Agilysys. Under the direction of the current Board, Agilysys shareholders have suffered massive declines in shareholder value. The independent, knowledgeable, and highly experienced nominees will work diligently to significantly improve the Company’s businesses and create substantial value for all shareholders. By electing Ramius’ highly-qualified, independent nominees, you have the opportunity to bring true accountability to the Board of Agilysys. We believe their election will send a strong message to management and the remaining members of the Board that shareholders demand that the Board represent their best interests.

VOTE FOR CHANGE AT AGILYSYS -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Best Regards,

/s/

Mark R. Mitchell

Partner, Ramius LLC

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2008 annual meeting of shareholders of Agilysys, Inc., an Ohio corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5185.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Parche, LLC (“Parche”), Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), RCG PB, Ltd. (“RCG PB”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), John Mutch (“Mr. Mutch”), Steve Tepedino (“Mr. Tepedino”) and James Zierick (“Mr. Zierick”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 2,342,130 shares of Common Stock of the Company. Parche beneficially owns 323,761 shares of Common Stock of the Company. RCG PB beneficially owns 277,103 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund and the managing member of Parche, is deemed to be the beneficial owner of the 2,342,130 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 323,761 shares of Common Stock of the Company owned by Parche. Enterprise Master Fund, as the sole non-managing member of Parche and owner of all economic interests therein, is deemed to be the beneficial owner of the 323,761 shares of Common Stock of the Company owned by Parche. Ramius Advisors, as the investment advisor of each of Enterprise Master Fund and RCG PB, is deemed to be the beneficial owner of the 323,761 shares of Common Stock of the Company owned by Parche and the 277,103 shares of Common Stock of the Company owned by RCG PB. Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 2,342,130 shares of Common Stock of the Company owned by Value and Opportunity Master Fund, the 323,761 shares of Common Stock of the Company owned by Parche and the 277,103 shares of Common Stock of the Company owned by RCG PB. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund, Parche and RCG PB by virtue of their shared authority to vote and dispose of such shares of Common Stock. As of the date of this filing, Mr. Mutch does not beneficially own any shares of Common Stock of the Company. As of the date of this filing, Mr. Tepedino beneficially owns 10,670 shares of Common Stock of the Company. As of the date of this filing, Mr. Zierick beneficially owns 775 shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

1 HSG and TSG reported segment LTM EBITDA margins were 10.0% and 6.2%, respectively. Both segments’ LTM EBITDA margins have been adjusted to include corporate overhead expense to be consistent with the EBITDA margins reported by MICROS and Forsythe. This adjustment was done on a percentage of revenue basis. Total LTM reported unallocated corporate overhead expense was $41 million. HSG was allocated 12% of corporate overhead expense, or $5 million, and TSG was allocated 70% of corporate overhead expense, or $28.6 million, based on each segments percentage of total revenue.

2 Source: Forsythe Annual Report 2007; Forsythe is a private company and therefore LTM data is not available; Forsythe's fiscal year ends December 31st.

3 TSG’s fiscal year 2007 and 2008 adjusted EBITDA margins were -0.9% and 0.0% respectively. The operating margins for the segment have been adjusted to include corporate overhead expense. Please refer to Footnote 1 above for the calculation. TSG’s fiscal year 2007 and 2008 EBITDA margins, not adjusted for corporate overhead, were 5.1% and 5.0%, respectively.

Contact:

Media & Shareholders:
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Dan Gagnier or Renée Soto, 212-687-8080